Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280

ABINGTON BANCORP, INC. ANNOUNCES EARNINGS FOR THE SECOND QUARTER OF 2007

Jenkintown, PA (July 31, 2007) - Abington Bancorp, Inc. (the “Company”) (Nasdaq: ABBC), the new holding company for Abington Bank (the “Bank”), reported net income of $1.4 million for the quarter ended June 30, 2007, representing a decrease of $362,000 over the comparable 2006 period. Diluted earnings per share decreased to $0.06 for the quarter compared to $0.07 for the second quarter of 2006. Additionally, the Company reported net income of $2.9 million for the six months ended June 30, 2007, representing a decrease of $646,000 over the first six months of 2006. Diluted earnings per share decreased to $0.12 for the first half of 2007 from $0.14 for the first half of 2006. Earnings per share for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on June 27, 2007. The Company raised $134.9 million in net proceeds from its second-step stock offering.

The decrease in net income was due primarily to two factors - the continued compression of our interest rate spread in the current interest rate environment, which limited the increase in our net interest income, and an increase in our non-interest expense due largely to our recent branch expansion.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “Although, like many financial institutions, our net income for the second quarter and first half of 2007 has been negatively affected by the flat interest rate yield curve, we have strategically positioned ourselves for future growth and profitability. We raised nearly $135 million in net proceeds from the successful completion of our second-step conversion and stock offering. This additional capital will enable us to continue the growth of our franchise as a now full stock public company with over $1 billion in total assets.”

Mr. White continued, “Our ongoing branch expansion, which already includes the opening of three new branches this year, is continuing to progress with a new branch in Spring House, Pennsylvania scheduled to open in the last quarter of 2007 and another branch tentatively scheduled to open in 2008. Our new branches have helped us to increase our loan and deposit portfolios 5.6% and 3.6%, respectively, through the first half of 2007. As we move forward, we expect to continue this growth and to provide enhanced returns to our shareholders.”

Net interest income was $5.9 million and $11.4 million for the three months and six months ended June 30, 2007, respectively, representing increases of 1.6% and 0.4%, respectively, over the comparable 2006 periods. While our net interest income increased in the 2007 periods, the amount of such increase was limited by continuing compression in our interest rate spread and net interest margin. Our average interest rate spread and net interest margin for the second quarter of 2007 decreased to 1.85% and 2.55%, respectively, from 2.23% and 2.78%, respectively, for the second quarter of 2006. Our average interest rate spread and net interest margin for first half of 2007 decreased to 1.87% and 2.52%, respectively, from 2.22% and 2.76%, respectively, for the first half of 2006.

Interest income for the three months ended June 30, 2007 increased $1.5 million or 12.0% over the comparable 2006 period. Interest income for the six months ended June 30, 2007 increased $3.4 million or 14.5% over 2006. For both the three-month and six-month periods, the increase in interest income was primarily a result of growth in the average balance of our loan portfolio. The average balance of our loan portfolio increased $74.6 million or 13.4% to $633.1 million for the quarter ended June 30, 2007 from $558.5 million for the quarter ended June 30, 2006. The average yield on our loan portfolio decreased slightly to 6.74% from 6.77% over the same period. The average balance of our loan portfolio increased $75.1 million or 13.7% to $623.6 million for the six months ended June 30, 2007 from $548.5 million for the six months ended June 30, 2006. The average yield on our loan portfolio increased 11 basis points to 6.74% for the first six months of 2007 from 6.63% for comparable period in 2006.

Our increase in interest income in 2007 for both the three-month and six-month periods was substantially offset by an increase in our interest expense. Interest expense for the three months ended June 30, 2007 increased $1.4 million or 21.2% over the comparable 2006 period. Interest expense for the six months ended June 30, 2007 increased $3.4 million or 27.5% over the comparable 2006 period. For both the three-month and six-month periods, the increase in interest expense was primarily the result of increases in the average balance of and average rate paid on deposits. During the three months ended June 30, 2007 compared to the three months ended June 30, 2006, our average deposit balance grew by $84.1 million or 17.5%, primarily due to growth in higher-rate certificates of deposit. During the six months ended June 30, 2007 compared to the six months ended June 30, 2006, our average deposit balance grew by $83.5 million or 17.7%, again, primarily due to growth in higher-rate certificates of deposit. As a result of the increase in our certificates of deposit as a proportion of our total deposits, as well as the rising interest rate environment, the average rate we paid on our deposits increased 66 basis points to 3.86% for the second quarter of 2007 from 3.20% for the second quarter of 2006. Similarly, the average rate we paid on our deposits increased 80 basis points to 3.83% for the first half of 2007 from 3.03% for the first half of 2006.

We made a $106,000 provision to the allowance for loan losses during the second quarter of 2007, and our provision for loan losses amounted to $110,000 for the six months ended June 30, 2007. During the second quarter of 2006, we made a provision of $8,000 to the allowance for loan losses, with no provision made in the first quarter of that year. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. The provision taken during the second quarter of 2007 was largely the result of an aggregate of $2.6 million of commercial real estate loans to one borrower that were placed on non-accrual status in the second quarter. These loans were individually evaluated for impairment and determined to be impaired. Based on the appraised value of the properties collateralizing the loans, a reserve of $105,000 was established on these loans at June 30, 2007. We also continued to hold an aggregate of $2.4 million of loans to a second borrower at June 30, 2007 that had previously been identified as impaired and placed on non-accrual status. Based on the appraised value of the properties collateralizing these loans, no reserve has been considered necessary. At June 30, 2007, non-performing loans amounted to 0.80% of loans receivable and our allowance for loan losses amounted to 32.7% of non-performing loans.

Our total non-interest income amounted to $710,000 for the second quarter of 2007 compared to $751,000 for the second quarter of 2006. The decrease of $41,000 was due primarily to a decrease in service charge income of $32,000 and a decrease in other non-interest income of $23,000. The decrease in other non-interest income resulted primarily from a decrease in income from real estate appraisals. These decreases were partially offset by a $14,000 increase in income on bank owned life insurance (“BOLI”). For the six months ended June 30, 2007, our total non-interest income amounted to $1.4 million, a decrease of $48,000 from the six months ended June 30, 2006. As was the case for the three-month period, decreases in service charge income and other non-interest income were partially offset by an increase in income on BOLI. The decrease in other non-interest income was, again, mainly due to a decrease in appraisal income.

Our total non-interest expense for the second quarter of 2007 amounted to $4.5 million, representing an increase of $533,000 from the second quarter of 2006. The largest increases were in salaries and employee benefits, occupancy, depreciation, professional services, data processing and other non-interest expense. Salaries and employee benefits expense increased $284,000 quarter-over-quarter due primarily to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Our number of full-time equivalent employees increased from 121 at June 30, 2006 to 138 at June 30, 2007, primarily as a result of our branch expansion. Also contributing to the increase in salaries and employee benefits expense was a $41,000 or 30.4% increase in the expense for our Employee Stock Ownership Plan (“ESOP”), which is based on the average price of our common stock for the period. Occupancy expense and depreciation expense increased by $50,000 and $31,000, respectively, quarter-over-quarter as a result of our additional facilities, primarily the Bank’s new branches in Concordville and Lansdale, Pennsylvania, which opened in October 2006 and January 2007, respectively, and in Chalfont and Whitemarsh, Pennsylvania, which opened in April 2007. Our professional services expense increased $71,000, quarter-over-quarter, due to increased legal, audit and consulting expenses. Our data processing costs and other non-interest expense increased by $48,000 and $37,000, respectively, quarter-over-quarter. The increase in data processing expense was due primarily to an increased amount of deposit transactions as a result of our new offices. The increase in other non-interest expense was due largely to increases in expenses for office supplies, copying, and postage, also as a result of our new branch offices. For the six months ended June 30, 2007, our total non-interest expense amounted to $8.7 million, representing an increase of $938,000 or 12.0% from the six months ended June 30, 2006. As was the case for the quarter ended June 30, 2007, the largest increases were in salaries and employee benefits, occupancy, depreciation, professional services, data processing and other non-interest expense. The causes for the increases in these expenses over the six month periods mirrored the causes for the increases for the three month periods. Salaries and employee benefits expense increased $490,000 for the first half of 2007 compared to the first half of 2006 due primarily to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs, as well as a $98,000 or 37.5% increase in the expense for our ESOP. Occupancy expense and depreciation expense increased by $99,000 and $67,000, respectively, for the first half of 2007 compared to the first half of 2006 as a result of our additional facilities. Our professional services expense increased $72,000 over the same period due to increased legal, audit and consulting expenses. Our data processing costs increased by $74,000 for the first half of 2007 compared to the first half of 2006 due primarily to an increased amount of deposit transactions as a result of our new offices. Our other non-interest expense increased by $114,000 for the first half of 2007 compared to the first half of 2006 due largely to increases in expenses for office supplies, copying, and postage, also as a result of our new branch offices.

Income tax expense for the second quarter of 2007 amounted to $516,000 compared to $731,000 for the second quarter of 2006. Income tax expense for the six months ended June 30, 2007 amounted to $1.0 million compared to $1.4 million for the six months ended June 30, 2006. Our effective tax rate improved to 26.8% and 26.6% for the quarter and six months ended June 30, 2007, respectively, from 29.2% and 29.0% for quarter and six months ended June 30, 2006, respectively. The improvement in our effective tax rate resulted primarily from an increase in our tax-exempt income as a percent of our total pretax income. The decrease in tax expense was the result of both the decrease in our pre-tax income and the improvement in our effective tax rate.

The Company’s total assets increased $124.9 million, or 13.5%, to $1.1 billion at June 30, 2007 compared to $925.2 million at December 31, 2006. The increase in total assets was due primarily to $134.9 million in net proceeds received from the Company’s second-step conversion and stock offering completed on June 27, 2007. Our cash and cash equivalents increased $94.5 million to $139.1 million at June 30, 2007 from $44.6 million at December 31, 2006. The increase in cash and cash equivalents included the purchase of $51.0 million of securities purchased under agreement to resell and a $43.6 million increase in interest-bearing deposits in other banks. Additionally, our net loans receivable increased $34.0 million or 5.6% during the first half of 2007. The largest loan growth occurred in one- to four-family residential loans, which increased $34.5 million or 9.2%, and commercial business loans, which increased $8.4 million or 73.6%. Construction loans increased $3.5 million or 2.6%. These increases were partially offset by a $14.7 million decrease in multi-family residential and commercial loans and a $2.2 million decrease in home equity lines of credit. Also contributing to the overall increase in assets during the first half of 2007 was an increase in property and equipment, net, of $996,000 or 11.2%, primarily as a result of increased investment in new branches.

Our total deposits increased $21.4 million or 3.6% to $608.4 million at June 30, 2007 compared to $587.0 million at December 31, 2006. The increase was due to growth in all types of deposit accounts. Although the biggest increase in dollar terms was to certificate accounts, which grew $19.0 million during the first six months of 2007, checking accounts grew $1.2 million and savings and money market accounts grew $1.2 million, resulting in an increase of $2.4 million in core deposits. Our other borrowed money, which is comprised of securities repurchase agreements entered into with certain commercial checking account customers, increased $4.8 million during the first half of 2007. Advances from the Federal Home Loan Bank decreased $37.9 million or 19.3% to $158.4 million at June 30, 2007. The decrease in advances was primarily due to the Company’s decreased need for such funds as a result of the net proceeds received from the second-step stock offering.

Our stockholders’ equity increased $130.4 million to $244.5 million at June 30, 2007 compared to $114.1 million at December 31, 2006. The increase was due primarily to the $134.9 million in net proceeds received from the second-step conversion and stock offering. The Company sold approximately 14.0 million shares of stock in its subscription, community and syndicated community offerings and issued approximately 10.5 million additional shares of its stock in exchange for the previously outstanding shares of Abington Community Bancorp, Inc., the Bank’s former “mid-tier” holding company. The conversion and reorganization included the cancellation of the approximately 582,000 shares of treasury stock of Abington Community Bancorp with a cost basis of $8.3 million. A portion of the offering proceeds were used to make a loan to our ESOP, which purchased approximately 1.0 million shares of the Company’s common stock for an aggregate of $10.4 million. Our retained earnings increased $948,000 during the first half of 2007 as our net income of $2.9 million was partially offset by a reduction of $1.9 million resulting from the payment of our first and second quarter dividends.

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as ten additional full service branch offices and six limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of June 30, 2007, Abington Bancorp had $1.1 billion in total assets, $608.4 million in deposits and $244.5 million in stockholders’ equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company’s control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)

	June 30, 2007	December 31, 2006

ASSETS

Cash and due from banks	$22,023,049	$22,136,438
Interest-bearing deposits in other banks	66,028,401	22,428,814
Securities purchased under agreements to resell	51,000,000	-
Total cash and cash equivalents	139,051,450	44,565,252
Investment securities held to maturity (estimated fair
value—2007, $20,247,497; 2006, $20,429,576)	20,392,349	20,393,430
Investment securities available for sale (amortized cost—
2007, $80,313,170; 2006, $75,834,898)	78,960,275	74,489,055
Mortgage-backed securities held to maturity (estimated fair
value—2007, $48,858,933; 2006, $53,957,015)	51,531,663	56,143,619
Mortgage-backed securities available for sale (amortized cost—
2007, $73,366,884; 2006, $79,831,266)	71,536,292	78,022,794
Loans receivable, net of allowance for loan losses
(2007, $1,683,539; 2006, $1,602,613)	639,075,786	605,062,980
Accrued interest receivable	4,673,795	4,365,535
Federal Home Loan Bank stock—at cost	10,394,400	11,240,700
Cash surrender value - bank owned life insurance	16,543,638	16,184,256
Property and equipment, net	9,905,398	8,908,910
Deferred tax asset	3,042,212	2,808,716
Prepaid expenses and other assets	4,966,764	3,001,035

TOTAL ASSETS	$1,050,074,022	$925,186,282

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$45,804,195	$45,186,397
Interest-bearing	562,570,566	541,815,163
Total deposits	608,374,761	587,001,560
Advances from Federal Home Loan Bank	158,364,457	196,293,273
Other borrowed money	22,536,646	17,781,260
Accrued interest payable	6,227,047	2,504,270
Advances from borrowers for taxes and insurance	4,753,194	2,624,310
Accounts payable and accrued expenses	5,347,056	4,879,385

Total liabilities	805,603,161	811,084,058

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; authorized: 20,000,000 shares in 2007,
10,000,000 shares in 2006; none issued	-	-
Common stock, $0.01 par value; authorized: 80,000,000 shares in 2007,
40,000,000 shares in 2006; issued: 24,460,240 in 2007, 15,870,000 in
2006; outstanding: 24,460,240 in 2007, 15,288,154 in 2006	244,602	158,700
Additional paid-in capital	200,564,221	69,674,243
Treasury stock—at cost, 581,846 shares in 2006	-	(8,317,848)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(16,570,774)	(6,388,788)
Recognition & Retention Plan Trust (RRP)	(2,236,923)	(2,606,781)
Deferred compensation plans trust	(1,141,310)	(1,059,116)
Retained earnings	66,200,465	65,252,214
Accumulated other comprehensive loss	(2,589,420)	(2,610,400)

Total stockholders' equity	244,470,861	114,102,224

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,050,074,022	$925,186,282

ABINGTON BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

INTEREST INCOME:
Interest on loans	$10,661,233	$9,457,145	$21,029,712	$18,174,928
Interest and dividends on investment and
mortgage-backed securities:
Taxable	2,794,990	2,538,558	5,433,787	4,884,370
Tax-exempt	212,726	212,726	425,453	427,208

Total interest income	13,668,949	12,208,429	26,888,952	23,486,506

INTEREST EXPENSE:
Interest on deposits	5,450,068	3,847,817	10,628,645	7,146,477
Interest on Federal Home Loan Bank advances	2,120,703	2,382,909	4,475,680	4,672,337
Interest on other borrowed money	234,572	207,690	419,132	351,817

Total interest expense	7,805,343	6,438,416	15,523,457	12,170,631

NET INTEREST INCOME	5,863,606	5,770,013	11,365,495	11,315,875

PROVISION FOR LOAN LOSSES	105,938	8,000	109,545	8,000

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	5,757,668	5,762,013	11,255,950	11,307,875

NON-INTEREST INCOME
Service charges	405,926	437,788	803,642	846,423
Rental income	7,536	7,536	15,072	15,172
Income on bank owned life insurance	180,915	166,564	359,382	333,251
Loss on sale of investment securities	-	-	-	(601)
Other income	115,483	138,748	219,214	251,379

Total non-interest income	709,860	750,636	1,397,310	1,445,624

NON-INTEREST EXPENSES
Salaries and employee benefits	2,406,354	2,122,290	4,733,898	4,243,698
Occupancy	436,968	386,946	873,778	774,691
Depreciation	199,543	168,232	383,725	317,151
Professional services	296,667	225,229	458,281	385,860
Data processing	357,302	309,727	707,978	634,075
ATM expense	89,256	81,545	176,815	164,038
Deposit insurance premium	37,678	34,802	74,510	69,278
Advertising and promotions	139,199	138,424	234,961	231,405
Other	580,108	543,300	1,095,951	982,170

Total non-interest expenses	4,543,075	4,010,495	8,739,897	7,802,366

INCOME BEFORE INCOME TAXES	1,924,453	2,502,154	3,913,363	4,951,133

PROVISION FOR INCOME TAXES	515,542	731,092	1,042,020	1,433,560

NET INCOME	$1,408,911	$1,771,062	$2,871,343	$3,517,573

BASIC EARNINGS PER COMMON SHARE	$0.06	$0.07*	$0.12	$0.15*
DILUTED EARNINGS PER COMMON SHARE	$0.06	$0.07*	$0.12	$0.14*

BASIC AVERAGE COMMON SHARES OUTSTANDING:	23,364,693	23,746,058*	23,362,864	23,885,378*
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	23,907,173	24,127,669*	23,931,605	24,278,351*

* Earnings per share and average common shares outstanding for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on June 27, 2007.

ABINGTON BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.95%	5.88%	5.97%	5.73%
Average rate on interest-bearing liabilities	4.10%	3.65%	4.10%	3.51%
Average interest rate spread(2)	1.85%	2.23%	1.87%	2.22%
Net interest margin(2)	2.55%	2.78%	2.52%	2.76%
Average interest-earning assets to average
interest-bearing liabilities	120.78%	117.79%	118.75%	117.97%
Net interest income after provision
for loan losses to non-interest expense	126.74%	143.65%	128.79%	144.94%
Total non-interest expense to average assets	1.87%	1.83%	1.84%	1.81%
Efficiency ratio(3)	69.11%	61.51%	68.48%	61.14%
Return on average assets	0.58%	0.81%	0.60%	0.81%
Return on average equity	3.80%	6.18%	4.29%	6.07%
Average equity to average assets	15.28%	13.08%	14.11%	13.41%

Asset Quality Ratios(4):
Non-performing loans as a percent of
total loans receivable(5)	0.80%	0.05%	0.80%	0.05%

Non-performing assets as a percent of
total assets(5)	0.49%	0.03%	0.49%	0.03%

Allowance for loan losses as a percent of
non-performing loans	32.70%	474.10%	32.70%	474.10%

Net charge-offs or (recoveries) to
average loans receivable	0.01%	0.01%	0.01%	0.01%

Capital Ratios(6):
Tier 1 leverage ratio	16.61%	10.48%	16.61%	10.48%
Tier 1 risk-based capital ratio	25.93%	16.39%	25.93%	16.39%
Total risk-based capital ratio	26.20%	16.65%	26.20%	16.65%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month and six-month periods ended June 30, 2007 and 2006, are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.